AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CIRCLE ENERGY, INC.

The corporation was incorporated by the filing of its original Articles of Incorporation with the Secretary of State of the State of Nevada on December 7, 2021. These Amended and Restated Articles of Incorporation were duly adopted in accordance with Sections 78.385, 78.390 and 78.403 of Chapter 78 (Private Corporations) of the Nevada Revised Statutes (as the same may be amended from time to time, the “NRS”). The undersigned do hereby certify that (i) the undersigned has been authorized to sign these Amended and Restated Articles of Incorporation; (ii) these Amended and Restated Articles of Incorporation will be effective upon their filing with the Secretary of State of the State of Nevada; and (iii) the Amended and Restated Articles of Incorporation of the corporation are set forth in their entirety as follows:

FIRST

The name of the corporation is Circle Energy, Inc.

SECOND

The registered office of the corporation in the State of Nevada is located at 202 S. Minnesota St., Carson City, NV 89703. The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or by the Bylaws of the corporation. The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD

The objects for which this corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a)Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

b)May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

c)Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

d)Shall have power to sue and be sued in any court of law or equity.

e)Shall have power to make contracts.

f) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

g) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

h)Shall have power to make Bylaws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

i)Shall have power to wind up and dissolve itself, or be wound up or dissolved.

j)Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

k)Shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

1) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any.

m)Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property to fund.

n)Shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

o)Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendments thereof.

p)Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.

q)Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

FOURTH

The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares the corporation is authorized to issue is 200,000,000, par value $0.001 per share. The number of shares of Common Stock authorized is 150,000,000 shares. The number of Preferred Stock authorized is 50,000,000 shares.

Except as provided below, the Board of directors is vested with the authority to prescribe the classes, series and number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock.

a) Common Stock. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the Bylaws of the Corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

b) Preferred Stock. The Board of directors, without shareholder action, may adopt one or more resolutions establishing the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock or adopt any amendments thereto.

FIFTH

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws or this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH

The Resident Agent for this corporation shall be Capitol Corporate Services, Inc. The address of the Resident Agent, and the registered or statutory address of this corporation in the State of Nevada, shall be: 202 S. Minnesota Street, Carson City, Nevada 89703.

EIGHTH

The corporation is to have perpetual existence.

NINTH

The authority to adopt, amend or repeal Bylaws is reserved exclusively to the Board of Directors.

TENTH

No shareholder shall be entitled as matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such person and on such terms as in its discretion it shall deem advisable.

ELEVENTH

Except as otherwise provided by statute a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

a)The director's or officer's act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

b)The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

TWELFTH

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any concurrent jurisdiction action or any internal action shall be the Eighth Judicial District Court of Clark County, Nevada, (or, if state court does not have jurisdiction, the Federal District Court for the District of Nevada). For purposes of this Article, the terms “concurrent jurisdiction action” and “internal action” shall have the meaning under NRS 78.046, as it exists on the effective date of this provision or as thereafter amended. If any action the subject matter of which is within the scope of the preceding sentences is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce the preceding sentence, and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

THIRTEENTH

This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be executed by its Chief Executive Officer this 11th day of July 2023.

/s/ Lloyd T. Rochford
Lloyd T. Rochford, Chief Executive Officer